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                                                                   EXHIBIT 99.5

                        [Letterhead of UBS Warburg LLC]

                                          February 7, 2002

Board of Directors
Price Communications Corporation
45 Rockefeller Plaza
New York, New York 10020

Members of the Board:

   We hereby consent to the use of Annex E containing our opinion letter dated December 13, 2001 to the Board of Directors of Price Communications Corporation in the Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 relating to the transaction agreement pursuant to which Price Communications Wireless, Inc. will contribute substantially all of its assets to Verizon Wireless of the East LP and to the references to our name contained therein under the headings "Summary-Opinions of Price Communications' Financial Advisors," "The Verizon Transactions--Background of the Verizon Transactions," "The Verizon Transactions--Recommendation of Price Communications Board; Reasons for the Verizon Transactions" and "Opinions of Financial Advisors--Opinion of UBS Warburg LLC." In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          /s/  UBS WARBURG LLC